Exhibit 4.2

NCI, Inc.

2005 Performance

Incentive Plan

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NCI, INC.

2005 PERFORMANCE INCENTIVE PLAN

SECTION 1 – PURPOSE; DEFINITIONS

The name of the Plan is the NCI, Inc. 2005 Performance Incentive Plan (the “Plan”). The Plan is intended to provide an additional means for NCI, Inc. and its Related Entities (the “Company”) to attract and retain key personnel, including senior executives, directors, managers and technical staff upon whose judgment, initiative and efforts the Company depends for the successful conduct of its business and to encourage and enable such persons to acquire a proprietary interest in the Company.

For purposes of the Plan, the following terms are defined as set forth below:

a.	“Annual Incentive Award” means an Incentive Award made pursuant to Section 5(a)(v) with a Performance Cycle of one year or less.

b.	“Awards” mean grants under this Plan of Incentive Awards, Stock Options, Stock Appreciation Rights, Restricted Stock or Other Stock-Based Awards.

c.	“Board” means the Board of Directors of the Company.

d.	“Cause” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “cause” or “for cause”) set forth in any employment agreement between the Participant and the Company or a Related Entity or, in the absence of any such agreement, such term shall mean (i) the failure by the Participant to perform his or her duties as assigned by the Company (or a Related Entity) in a reasonable manner, (ii) any violation or breach by the Participant of his or her employment agreement with the Company (or a Related Entity), if any, (iii) any violation or breach by the Participant of his or her non-competition and/or non-disclosure agreement with the Company (or a Related Entity), if any, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company (or a Related Entity), (v) chronic addiction to alcohol, drugs or other similar substances affecting the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

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f.	“Commission” means the Securities and Exchange Commission or any successor agency.

g.	“Committee” means the Compensation Committee of the Board or such other committee as may be designated the by the Board to administer the Plan.

h.	“Common Stock” or “Stock” means the Class A Common Stock, par value $.01 per share, of the Company.

i.	“Company” means NCI, Inc., a corporation organized under the laws of the State of Delaware, or any successor thereto.

j.	“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

k.	“Continuous Service” means uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, in any capacity of Employee Director, or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, or Consultant (except as otherwise provided in the Award agreement). At such time as an entity ceases to be a Related Entity, an interruption of Continuous Service shall occur with respect to Participants whose Continuous Service is attributable solely to service with such entity. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

l.	“Director” means a member of the Board or the board of directors of any Related Entity.

m.	“Eligible Persons” means each Executive Officer of the Company (as defined under the Exchange Act) and other officers, Directors and Employees of the Company or of any Related Entity, and Consultants with the Company or any Related Entity. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

n.	“Employee” means any person, including an officer, who is an employee of the Company or any Related Entity. Service as a director to the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company or any Related Entity.

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o.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

p.	“Fair Market Value” of a share of the Stock on any given date means the fair market value of a share of Stock determined in good faith by the Committee by application of a reasonable valuation method; provided, however, that unless otherwise determined by the Committee (i) if the Stock is admitted to quotation on the NASDAQ, the Fair Market Value on any given date shall be the average of the highest bid and lowest asked prices of the Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported, or (ii) if the Stock is admitted to trading on a national securities exchange or the NASDAQ National Market, the Fair Market Value on any date shall be the closing price reported for the Stock on such exchange or system for such date or, if no sales were reported for such date, for the last date preceding the date for which such a sale was reported.

q.	“Incentive Award” means any Award that is either an Annual Incentive Award or a Long-Term Incentive Award.

r.	“Incentive Stock Option” means any Stock Option that complies with Section 422 of the Code and is not intended by the Committee to be a Non-Qualified Stock Option.

s.	“Long-Term Incentive Award” means an Incentive Award made pursuant to Section 5(a)(v) with a Performance Cycle of more than one year.

t.	“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

u.	“Other Stock-Based Award” means an Award made pursuant to Section 5(a)(iv).

v.	“Parent” shall mean any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

w.	“Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

x.	“Performance Cycle” means the period selected by the Committee during which the performance of the Company or any subsidiary, affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

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y.	“Performance Goals” mean the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) of the Code shall be based on one or more of the following criteria: specified levels of or increases in the Company’s or a business unit’s return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, sales growth, gross margin return on investment, increase in the Fair Market Value of the shares, share price (including but not limited to growth measures and total shareholder return), net operating profit, cash flow return on investments (which equals net cash flow divided by total capital), internal rate of return, increase in net present value or expense targets.

z.	“Plan” means this NCI, Inc. 2005 Performance Incentive Plan, as amended from time to time.

aa.	“Publicly Held Corporation” shall mean a publicly held corporation as that term is used under Section 162(m)(2) of the Code.

bb.	“Related Entity” means shall mean any Parent or Subsidiary, and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

cc.	“Restricted Period” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

dd.	“Restricted Stock” means an Award of shares of Common Stock pursuant to Section 5(a)(iii).

ee.	“Spread Value” means, with respect to a share of Common Stock subject to an Award, an amount equal to the excess of the Fair Market value, on the date such value is determined, over the Award’s exercise or grant price, if any.

ff.	“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 5(a)(ii).

gg.	“Stock Option” means an option granted pursuant to Section 5(a)(i).

hh.

“Subsidiary” means mean any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each of the corporations other that the last

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corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ii.	“Ten Percent Stockholder” means a person owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary. A person shall, in accordance with Section 424(d) of the Code, be considered to own any voting stock owned (directly or indirectly) by or for his brothers, sisters, spouse, ancestors and lineal descendants and any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate, trust or other entity shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries.

SECTION 2 – ADMINISTRATION

(a) Authority of the Committee. The Plan shall be administered by the Committee. At any time that the Company is a Publicly Held Corporation, (i) the membership of the Committee shall be constituted so as to comply with the then applicable requirements for “non-employee directors” under Rule 16b-3 of the Exchange Act, (ii) to the extent required by the rules of the exchange or market on which the Company’s Stock is listed or traded, “independent” within the meaning of such rules; and (iii) at such times as an Award under the Plan by the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards and administration of the Awards by a committee of “outside directors” is required to receive such relief) “outside directors” within the meaning of Section 162(m) of the Code. The Committee shall have the authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person in a manner consistent with the treatment of other Eligible Persons.

(b) Manner of Exercise of Committee Authority. Unless otherwise determined by the Board, any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, transferees under Section 9 hereof, or other persons claiming rights from or through a Participant, and stockholders. Except as otherwise provided in this Plan, the express grant of any specific power to the Committee, and the taking of any action by the

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Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, (i) to perform administrative functions, (ii) with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, and (iii) with respect to Participants subject to Section 16, to perform such other functions of the Committee as the Committee may determine to the extent performance of such functions will not result in the loss of an exemption under Rule 16b-3 otherwise available for transactions by such persons, in each case to the extent permitted under applicable law. The Committee may appoint agents to assist it in administering the Plan.

(c) Board’s Authority. Except as otherwise provided in this Plan, the Board may exercise any power or authority granted to the Committee under this Plan. During the period that the Company is a Publicly Held Corporation, the Board shall not exercise any power or authority of the Committee if and to the extent the Board deems it necessary or advisable to comply with Rule 16b-3 of the Exchange Act or Code Section 162(m).

(d) Binding Decisions. Any and all determinations by the Committee, including, without limitation, any findings of fact or interpretation or construction of any provision of the Plan or any Award agreement, shall be final and binding on all persons, unless determined otherwise by the Board. Any and all determinations of the Board, including, without limitation, any findings of fact or any interpretations or construction of any provision of the Plan or any Award agreement shall be final and binding on all persons, including the Committee.

SECTION 3 – ELIGIBILITY

Participants in the Plan will be such officers, Directors, Employees, and Consultants of the Company or a Related Entity who are responsible for or contribute to the management, growth, profitability or success of the Company and/or any Related Entity as are selected from time to time by the Committee, in its sole discretion. Directors who are not Employees of the Company are eligible to participate in the Plan.

(a) Incentive Stock Options. Incentive Stock Options may only be issued to Employees of the Company or any Parent or Subsidiary of the Company. Incentive Stock Options may be granted to officers or Directors provided they are also Employees of the Company. Payment of a Director’s fee shall not be sufficient to constitute employment by the Corporation.

(b) Non-Qualified Options. The provisions of Section 3(a) shall not apply to any option designated as a “Non-Qualified Stock Option Agreement” or which sets forth the intention of the parties that the option be a Non-Qualified Option, or which otherwise does not satisfy the requirements of an Incentive Stock Option under Section 422 of the Code.

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SECTION 4 – COMMON STOCK SUBJECT TO PLAN, PER PERSON LIMITATIONS

(a) Shares Available and Limitations on Awards. Subject to adjustment as provided in Section 4(c) hereof, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards under the Plan is Six Million (6,000,000) shares which shall increase by an additional one hundred fifty thousand shares (150,000) shares of Common Stock as of August 1 of each year following the effective date of the Plan. If any Award shall terminate, expire, become unexercisable, or be cancelled as to any shares of Common Stock, the unissued or unpurchased shares of Common Stock (or shares subject to an unexercised Stock Appreciation Right) which were subject thereto shall become available for future grant under the Plan. Shares of Common Stock that have been actually issued under the Plan shall not be returned to the share reserve for future grants under the Plan; except that shares of Common Stock issued pursuant to an Award which are repurchased or reacquired by the Company at the original purchase price of such shares (including, in the case shares forfeited back to the Company, no purchase price), shall be returned to the share reserve for future grant under the Plan. Any shares of Common Stock that are withheld by the Company as full or partial payment of withholding taxes shall, to the extent permitted under the rules of the exchange or market on which the Common Stock is listed or traded, be available for future grants under the Plan.

(b) Limitation on Awards. Subject to adjustment as provided in Section 4(c), no Participant shall be granted Awards representing more than 750,000 shares in any one calendar year. In addition, the maximum Incentive Awards which may be granted to a Participant in any one calendar year is $1,000,000 for each full or partial year in the Performance Cycle applicable to such Award.

(c) Adjustments to Awards. In the event of any changes in the outstanding shares of Common Stock after the effective date of the Plan by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off combination or exchange of shares, repurchase, liquidation, dissolution, or other corporate exchange, any large, special and non-recurring dividend or distribution to stockholders or other similar corporate transaction, the Committee, in its’ sole discretion, may make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of shares which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares by which annual per-person Award limitations are measured under Section 4(b) or Section 5 hereof; (iii) the number and kind of shares subject to or deliverable in respect of outstanding Awards, and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash, other Awards or other property in respect of any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Incentive Awards, Annual Incentive Award, and Performance Goals relating thereto) in

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recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity, or any business unit of the Company or a Related Entity, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity, or business unit of the Company or Related Entity thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause awards intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to so qualify.

(d) Adjustments in the Event of Certain Corporate Transactions. In the event of a proposed sale of all or substantially all of the Company’s assets or any reorganization, merger, consolidation, or other form of corporate transaction in which the Company does not survive, or in which the shares of Common Stock are exchanged for or converted into securities issued by another entity, then the successor or acquiring entity or an affiliate thereof may, with the consent of the Committee or the Board, assume each outstanding Award or substitute an equivalent option or right. If the successor or acquiring entity or an affiliate thereof, does not cause such an assumption or substitution, then each Award shall terminate upon the consummation of sale, merger, consolidation, or other corporate transaction.

SECTION 5 – AWARDS

(a) General. The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination or in tandem with other Awards. To the extent provided by the Committee an Award shall be subject to attainment of one or more Performance Goals.

(i) STOCK OPTIONS. A Stock Option represents the right to purchase a share of Stock at a predetermined grant price. Stock Options granted under this Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options, as specified in the Award agreement. The term of each Stock Option shall be set forth in the Award agreement, but no Incentive Stock Option shall be exercisable more than ten years after the grant date. The exercise price per share of Common Stock purchasable under an Incentive Stock Option shall be not less than 100% of the Fair Market Value on the date of grant. The Committee may not without the approval of the stockholders of the Company lower the exercise price of an outstanding Option, whether by amending the exercise price of the outstanding Option or through cancellation of the outstanding Option and reissuance of a replacement or substitute Option; provided that stockholder approval shall not be

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required for adjustments made in connection with the event, described in Section 4(c) and (d). Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price). As determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the optionee valued at the Fair Market Value on the date the Stock Option is exercised; provided, however, that such Common Stock shall not have been acquired within the preceding six (6) months upon the exercise of a Stock Option or stock unit or similar Award granted under the Plan or any other plan maintained at any time by the Company or any Related Entity, unless otherwise determined by the Committee. The Committee shall otherwise determine the time or times at which and the circumstances under which a Stock Option may be exercised in whole or in part and the methods by which such exercise price may be paid or deemed to be paid, and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(ii) STOCK APPRECIATION RIGHTS. An SAR represents the right to receive a payment, in cash, shares of Common Stock or both (as determined by the Committee), equal to the Spread Value on the date the SAR is exercised. The grant price per share subject to an SAR shall be set forth in the applicable Award agreement and shall be not less than 100% of the Fair Market Value on the date of grant. Subject to the terms of the applicable Award agreement, an SAR shall be exercisable, in whole or in part, at such time and in accordance with such rules as are provided in the Award agreement.

(iii) RESTRICTED STOCK. Shares of Restricted Stock are shares of Common Stock that are awarded to a Participant and that during the Restricted Period may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period, The Restricted Period shall be no less than one year, unless otherwise determined by the Committee. Except as provided in this subsection (iii) and in the applicable Award agreement, a participant holding Restricted Stock shall have all the rights of a holder of Common Stock, including the rights to receive dividends and to vote during the Restricted Period. Dividends with respect to Restricted Stock that are payable in Common Stock shall be paid in the form of Restricted Stock.

(iv) OTHER STOCK-BASED AWARDS. Other Stock-Based Awards are Awards, other than Stock Options, SARs or Restricted Stock, that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including, without limitation, restricted share units and deferred shares, shares awarded as a bonus or in lieu of other rights to compensation, convertible or exchangeable debt securities, other rights convertible or

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exchangeable into shares, purchase rights for shares, and Awards valued by reference to the book value of shares or the value of securities of or the performance of specified subsidiaries. The vesting, forfeiture, purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this subsection (iv) shall be on such terms and conditions and by such methods as shall be specified by the Committee. Where the value of an Other Stock-Based Award is based on the Spread Value, the grant price for such an Award will be not less than 100% of the Fair Market Value on the date of grant.

(v) INCENTIVE AWARDS. Incentive Awards are performance-based Awards that are denominated in U.S. currency. Incentive Awards shall either be Annual Incentive Awards or Long Term Incentive Awards.

(b) Incentive Stock Option Restrictions. To the extent the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under the Plan and any other plan of the Company (and any Parent or Subsidiary) become exercisable for the first time by an optionee during any calendar year exceed $100,000, the Options are not Incentive Stock Options. If an Incentive Stock Option is granted to a person who is deemed to be a Ten Percent Stockholder, the exercise price per share shall not be less than 110% of the Fair Market Value of a share on the date of grant and the term of the Option shall not exceed five (5) years from the grant date. Incentive Stock Options may be granted only to employees of the Company or a Parent or Subsidiary. To the extent that any Stock Option exceeds these restrictions, it shall constitute a Nonqualified Stock Option.

(c) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, by assumption of, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, assumed, substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award, and notwithstanding any provision of the Plan (other than the maximum number of shares of Common Stock that may be issued under the Plan) the terms of such assumed, substitute or exchange awards shall be as the Committee deems appropriate. The Committee may require payment of other consideration for Awards, including such amounts as may be required to comply with requirements under the applicable state Corporation Law upon the issuance of Restricted Stock.

(d) Cancellation of Options and SARs. Unless otherwise provided in the Award agreement, the Board, in its sole discretion, may at any time, by giving written notice to the Participant, cancel any outstanding Option or SAR and instead pay to the Participant to whom the Option or SAR was granted, or his estate if the Participant is deceased, an amount equal to the excess, if any, of (1) the Fair Market Value, determined by the Board as of any date determined by the Board that is not more than

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one year prior to the date of the cancellation, of the shares with respect to which the Option or SAR otherwise would have been exercisable as of the effective date of the cancellation, over (2) the option price or grant price for such shares. Any determination of Fair Market Value by the Board shall be binding and conclusive on all parties unless shown to have been made in an arbitrary and capricious manner. The purchase price shall, at the option of the Board, be payable in cash or in the form of the Company’s promissory note payable in up to three (3) equal annual installments commencing twelve (12) months after the cancellation date, together with interest on the unpaid balance thereof at the rate equal to the prime rate of interest as quoted in the Wall Street Journal for the cancellation date. Notwithstanding the foregoing, no cancellation of an outstanding Option or SAR shall be permitted if such cancellation would result in the application of Section 409A of the Code to such Option or SAR.

(e) Repurchase Rights. The Committee shall have the discretion to grant Options that are exercisable for unvested shares of Common Stock. Should the Optionee’s Continuous Service cease while holding such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting for the purchased shares) shall be established by the Committee and set forth in the Award agreement evidencing the Option.

SECTION 6 – PLAN AMENDMENT AND TERMINATION

The Board may amend, alter, suspend, discontinue or terminate the Plan or an outstanding Award without stockholder approval at any time, provided, however, that with respect to any amendment that (i) increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) changes the class of employees eligible to receive Incentive Stock Options or (iii) stockholder approval is required by the terms of any applicable law, regulation, or rule, including, without limitation, any rule of exchange or market in which the Company’s stock is listed or traded, each such amendment shall be subject to the approval of the stockholders of the Company within twelve (12) months of the date such amendment is adopted by the Board. Except as set forth in any Award agreement, no amendment or termination of the Plan or an outstanding Award may materially and adversely affect an outstanding Award under the Plan without the Award recipient’s consent, provided, however, that an amendment that may cause an Incentive Stock Option to become a Non-Qualified Stock Option, and any amendment that is required to comply with the rules applicable to Incentive Stock Options or to comply with applicable tax law requirements to provide a Participant or the Company with the intended tax consequences of an Award, shall not be treated as adversely affecting the rights of the Participant.

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SECTION 7 – PAYMENTS AND PAYMENT DEFERRALS

Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents. Notwithstanding the foregoing, no deferral of payment of an Award shall be permitted if such deferral would cause Section 409A of the Code to apply to the Award.

SECTION 8 – DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee, in its’ sole discretion, may provide that any Awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account for deferred payment to the Participant. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares of Common Stock or Common Stock equivalents.

SECTION 9 – TRANSFERABILITY

Unless otherwise required by law, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution, and Options may be exercised during the lifetime of the Participant only by the Participant (or the Participant’s guardian or legal representative). The foregoing notwithstanding, the Committee, in its’ sole discretion, may provide that any Award or right under an Award, other than an Incentive Stock Option and any Award in tandem therewith, shall be transferable, including for purposes of estate-planning transfers to a Participant’s immediate family members (i.e., spouse, children, grandchildren, or siblings, and including the Participant), to trusts for the benefit of such immediate family members, and to partnerships in which such family members and family trusts are the partners, or for any other purpose deemed by the Committee to be not inconsistent with the purposes of the Plan, and subject to such terms and conditions as may be specified by the Committee.

SECTION 10 – AWARD AGREEMENTS

Each Award under the Plan shall be evidenced by a written agreement (which need not be signed by the recipient unless otherwise specified by the Committee) that sets forth the term conditions and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, dividend rights, transferability and the provisions applicable in the event the recipient’s employment terminates. The Committee may amend an Award agreement, provided

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that no such amendment may materially and adversely affect an Award without the Award recipient’s consent, except as permitted under Section 6 hereof. Award agreements need not be identical.

SECTION 11 – UNFUNDED STATUS OF PLAN

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 12 – GENERAL PROVISIONS

(a) The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange or quotation system upon which the Common Stock is then listed or quoted, as the case may be, and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) Nothing contained in this Plan shall prevent the Company or any Related Entity from adopting other or, additional compensation arrangements for its Employees, Directors or other persons eligible for Awards hereunder it.

(c) The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall interfere in any way with the right of the Company or any Related Entity to terminate the employment of any Employee at any time.

(d) No Employee, Participant or other person shall have any right to be granted an Award. The grant of an Award to a director shall not confer any right on such Director to continue as a Director of the Company, and the grant of an Award to a Consultant shall not confer any right on such Consultant or a business entity of which such Consultant is a principal to continue as a Consultant.

(e) To the extent required by federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any

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minimum required statutory federal, state and/or local withholding obligations that arise by reason of the granting or exercise of an Award or any sale of shares of Common Stock acquired pursuant to Awards, which obligations may consist of any consideration and method of payment acceptable to the Committee. In addition, tax withholding obligations that arise by reason of an Option exercise may be satisfied by the Company’s withholding of Shares subject to the Option but only in the amount up to the minimum prescribed statutory withholding amount. The ability to use shares as payment for any tax liability will be subject to any limitations or restrictions imposed under the Sarbanes-Oxley Act of 2002.

(f) Neither the adoption of the Plan by the Board, its submission to the Stockholders of the Company for approval, nor the making of any Award hereunder shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m).

(g) The Company shall not be required to issue fractional shares pursuant to the Plan. The Committee may provide for elimination of fractional shares or the settlement of such fraction shares in cash.

(h) Headings are given to the Sections of the Plan solely as a convenience to facilitate reference, and shall not be used in interpreting, construing or enforcing any provision hereof. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law. To the extent that any provision of the Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of the Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of the Plan.

(i) In order to facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Related Entity outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders of the Company.

SECTION 13 – INDEMNIFICATION OF THE BOARD

In addition to such other rights or indemnifications as they may have as Directors or otherwise, and to the extent allowed by applicable law, the members of the

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Board and the Committee shall be indemnified by the Company against the reasonable expenses, including attorney fees, actually and necessarily incurred in connection with the defense of any claim, action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken, or failure to act, under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by them in settlement thereof (provided the settlement is approved by independent legal counsel selected by the Company or paid by them in satisfaction of a judgment in any such claim, action, suit or proceeding, except in any case in relation to the matters as to which it shall be adjudged in such claim, action, suit or proceeding that hew Board of Committee member is liable for negligence or misconduct in the performance of his or her duties, provided that within thirty (30) days after institution of any such action, suit or Board proceeding the member involved shall offer the Company, in writing, the opportunity at its own expense to handle and defend the same.

SECTION 14 – GOVERNING LAW

The Plan and all determinations made and action taken pursuant to it, to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.

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SECTION 15 – EFFECTIVE DATE

Subject to the approval of the Plan by the shareholders of the Company prior to twelve (12) months following the date of grant of the first Award hereunder, this Plan shall be deemed effective as of the date it is adopted by the Board. The Plan shall expire on the tenth (10th) anniversary of such effective date, subject to earlier termination by the Board but such expiration shall not affect the validity of outstanding Options.

The foregoing 2005 Performance Incentive Plan was duly adopted and approved by the Board of Directors on July 27, 2005 and approved by the shareholders of the Corporation effective September 1, 2005.

/s/ Michele R. Cappello
Michele R. Cappello
Secretary of the Corporation

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